SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                ALAMO GROUP INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                ALAMO GROUP INC.
                               1502 E. Walnut St.
                               Seguin, Texas 78155

Dear Fellow Stockholders:

You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Alamo Group Inc. to be held on Tuesday, April 28, 1998, at 8;30 a.m., on the 6th Floor of the NationsBank Plaza, 300 Convent Street, San Antonio, Texas. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the notice of meeting and proxy statement accompanying this letter.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided as soon as possible. If you attend the meeting, you may revoke your proxy and vote in person.

Thank you for your support.  We hope to see you at the meeting.

/s/ Donald J. Douglass
Donald J. Douglass
Chairman of the Board and CEO
March 27, 1998

                                ALAMO GROUP INC.
                             1502 E. Walnut Street
                              Seguin, Texas 78155

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 28, 1998

To The Stockholders of Alamo Group Inc.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alamo Group Inc. (the "Company") will be held on the 6th Floor of the NationsBank Plaza, 300 Convent Street, San Antonio, Texas, on Tuesday, April 28, 1998, at 8:30 am., for the following purposes:

(1) To elect seven (7) directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2) To approve the appoinment of Ernst & Young LLP as the Company's auditors for the 1998 fiscal year; and

(3) To transact such other business as may properly come before the meeting of any adjournment thereof.

In accordance with the By-Laws of the Company, the Board of Directos has fixed the record date for the meeting at March 20, 1998. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

Stockholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly. A return envelope is enclosed for that purpose.

By Order of the Board of Directors

/s/ Robert H. George
Robert H. George
Secretary

Dated: March 27, 1998

                                ALAMO GROUP INC.
                            1502 E. Walnut Street
                             Seguin, Texas 78155

                               PROXY STATEMENT

      The accompanying Proxy is solicited by the Board of Directors of Alamo Group Inc., a Delaware corporation (the "Company"), to be voted at the 1998 Annual Meeting of Stockholders to be held on April 28, 1998, and at any adjournments thereof. The meeting will be held at 8:30 a.m., on the 6th Floor of the NationsBank Plaza, 300 Convent St., San Antonio, Texas. This Proxy Statement and the accompanying Proxy are being mailed to Stockholders on or about March 27, 1998. The annual report of the Company for 1997, including financial statements, is enclosed.

                               VOTING AND PROXIES

      Only holders of record of common stock of the Company at the close of business on March 20, 1998, shall be entitled to vote at the meeting. There were 9,684,874 shares of common stock, par value $.10 per share ("Common Stock"), of the Company issued and outstanding on the record date. Each share of Common Stock is entitled to one vote. Any Stockholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the 1998 Annual Meeting of Stockholders and any adjournment thereof.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum. Abstentions are present and entitled to vote for purposes of determining the approval of any matter submitted to the stockholders for a vote. Abstentions will thus have the same legal effect as a negative vote. If a broker indicates on a proxy that it does not have the discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      Listed in the following table are the only beneficial owners that the Company is aware of as of February 27, 1998, of more than five percent of the Company's outstanding Common Stock. In addition, this table includes the outstanding voting securities beneficially owned by the executive officers listed in the Summary Compensation Table who are not directors of the Company and the number of shares owned by directors and executive officers as a group. Any voting securities beneficially owned by director nominees are disclosed under Election of Directors, below.

                                         AMOUNT AND NATURE
              BENEFICIAL OWNER             OF BENEFICIAL         PERCENT OF
              OF COMMON STOCK              OWNERSHIP(1)           CLASS(2)
       -------------------------------  --------------------  -----------------
       Capital Southwest Venture
       Corporation                            2,722,500 (3)        27.7%
       12900 Preston Road, Suite 700
       Dallas, TX 75230

       Donald J. Douglass                     1,282,640 (4)        13.1%
       300 Convent Street, Suite 2700
       San Antonio, TX 78205

       T. Rowe Price Associates, Inc.           752,400 (5)         7.7%
       100 E. Pratt Street
       Baltimore, MD  21202

       Jim A. Smith                              12,000 (6)          *

       Robert H. George                          14,850 (7)          *

       Geoffrey Davies                              750 (8)          *

       Ian Burden                                 6,400 (9)          *

       John C. Moon                              9,100 (10)          *

       All Directors and Executive
       Officers
       as a Group (14 Persons)               1,632,215 (11)        16.6%
---------------------
*  Less than 1% of class

(1) In each case the beneficial owner has sole voting and investment power, except as otherwise provided herein.

(2) The calculation of percent of class is based on the number of shares of Common Stock outstanding as of February 27, 1998, 9,684,874 shares, plus 75,550 shares subject to options exercisable within 60 days, plus 62,500 shares subject to exercisable warrants.

(3) Includes warrants held by Capital Southwest Corporation ("Capital Southwest"), the parent corporation of Capital Southwest Venture Corporation, to purchase 62,500 shares of Common Stock at $16.00 per share that are presently exercisable and will expire on January 3, 2000. Mr. Thomas, a director of the Company, serves as Chairman of the Board and President of both Capital Southwest Venture Corporation and Capital Southwest Corporation and shares voting and investment power with respect to the shares of Common Stock owned by Capital Southwest Venture Corporation. Mr. Thomas, personally, disclaims beneficial ownership of these shares.

(4) Includes 20,000 shares subject to options exercisable within 60 days. Includes 65,145 shares owned by The Douglass Foundation, a non-profit organization of which Mr. Douglass is the President; 89,420 shares in the Douglass Charitable Remainder Unitrust, of which Mr. Douglass is trustee; 63,100 shares owned by Helen D. Douglass, Mr. Douglass' wife. Approximately 350,000 shares, which are not included in the table, are held by various other members of Mr. Douglass' family and Mr. Douglass disclaims beneficial ownership of these shares.

(5) Based on a Schedule 13G dated February 12, 1998, in which T. Rowe Price Associates, Inc. reported that as of December 31, 1997, it or T. Rowe Price Small Cap Value Fund, Inc. had shared voting power over none of such shares, sole voting power over 752,400 of such shares, and sole dispositive power over 823,900 of such shares. T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. disclaim beneficial ownership of all such shares.

(6) Includes 7,000 shares subject to options exercisable within 60 days.

(7) Includes 4,950 shares subject to options exercisable within 60 days.

(8) Includes 600 shares subject to options exercisable within 60 days.

(9) Includes 5,200 shares subject to options exercisable within 60 days.

(10) Includes 7,850 shares subject to options exercisable within 60 days.

(11) Includes 75,550 shares subject to options exercisable within 60 days.

                        ITEM 1: ELECTION OF DIRECTORS

      The By-Laws of the Company provide that the number of directors which shall constitute the whole board shall be fixed and determined from time to time by resolution adopted by the Board of Directors. Each director will serve until the next annual meeting of stockholders and until his successor is elected and qualified. Unless otherwise instructed, shares represented by properly executed proxies in the accompanying form will be voted for the individuals nominated by the Board of Directors. Although the Board of Directors anticipates that the listed nominees will be able to serve, if at the time of the meeting any such nominee is unable or unwilling to serve, such shares may be voted at the discretion of the proxy holders for a substitute nominee. Certain information concerning such nominees and the other directors, including all positions with the Company and principal occupations during the last five years, is set forth below:

                                                 SHARES OF STOCK
                                       FIRST        BENEFICIALLY      PERCENTAGE
       NAME AND PRINCIPAL              BECAME       OWNED AS OF       OF COMMON
           OCCUPATION                  A            FEBRUARY 27,        STOCK
        OR EMPLOYMENT(1)          AGE  DIRECTOR       1998(2)        OUTSTANDING(3)
  -----------------------------  ----- --------- ------------------- ------------
  Donald J. Douglass              66     1969       1,282,640(4)        13.1%
    Chairman  of the  Board of
    Directors And Chief
    Executive Officer of the
    Company

  Oran F. Logan                   54     1984         262,329(5)         2.7%
    President and Chief
    Operating Officer
    Of the Company

  Joseph C. Graf                  69     1969             100              *
    Retired; Former Executive
    Director Of The Cullen
    Foundation

  O. S. Simpson, Jr.              62     1969          25,830(6)           *
    President of Toddy
    Products, Inc. (Coffee
    maker manufacturer)

  William R. Thomas               69     1969             __ (7)           *
    Chairman of the Board and
    President Of Capital
    Southwest Corporation (a
    Business Development
    Company Registered under
    the Investment Company Act
    of 1940)

  James B. Skaggs (8)             60     1996             100              *
    Chairman of the Board of
    Directors, President and
    Chief Executive Officer
    Of Tracor, Inc.

  David H. Morris (9)             56     1996              __              *
    Retired President and
    Chief Operating Officer
    of The Toro Company

------------
 *  Less than 1% of class

(1) Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.

(2) Except as otherwise indicated, in no case is voting or investment power shared with others.

(3) The calculation of percent of class is based on the number of shares of Common Stock outstanding as of February 27, 1998, 9,684,874 shares, plus 75,550 shares subject to options exercisable within 60 days, plus 62,500 shares subject to exercisable warrants.

(4) See Footnote 4 on page 2.

(5) Includes 27,500 shares subject to options exercisable within 60 days.

(6) Excludes 13,916 shares owned by Mr. Simpson's wife. Mr. Simpson disclaims beneficial ownership of these shares.

(7) See Footnote 3 on page 2.

(8) Mr. Skaggs has served as President and Chief Executive Officer of Tracor since November 1990. He was elected Chairman of the Board in December 1993.

(9) Mr. Morris retired from his positions of President and COO and Director of The Toro Company on November 1, 1995.

                        INFORMATION CONCERNING DIRECTORS

      None of the nominees for director or the executive officers of the Company has a family relationship with any of the other executive officers or other nominees for director. Except for Mr. Douglass, Mr. Morris, Mr. Skaggs and Mr. Thomas, none of the directors or nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940. Mr. Douglass is a director of First City Financial Corporation. Mr. Morris is a director of International Comfort Corporation. Mr. Skaggs is a Director of Tracor, Inc. Mr. Thomas is a director of Capital Southwest Corporation, Encore Wire Corporation and Palm Harbor Homes, Inc.

      VOTE REQUIRED. A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE ELECTION OF EACH INDIVIDUAL NOMINATED BY THE BOARD OF DIRECTORS. ALL PROXIES WILL BE VOTED FOR UNLESS A CONTRARY CHOICE IS INDICATED.

          THE BOARD HAS UNANIMOUSLY APPROVED THE SLATE OF DIRECTORS AND
                   RECOMMENDS ITS APPROVAL BY THE STOCKHOLDERS



                      MEETINGS AND COMMITTEES OF THE BOARD

      During the fiscal year ended December 31, 1997, the Board of Directors held eight meetings. Mr. Simpson missed one meeting, Mr. Morris missed three meetings, and Mr. Skaggs missed three meetings. The other directors attended all meetings. The Board of Directors adopted Resolutions by Unanimous Written Consent on three occasions.

      The Audit Committee of the Board of Directors, which consists of Messrs. Graf, Morris and Simpson, met three times during fiscal 1997. Mr. Morris missed one meeting. The functions of the Audit Committee are to recommend the appointment of the Company's independent auditors, to review the arrangements for and the scope of the annual audit and to review internal accounting controls.

      The Compensation/Nomination Committee of the Board of Directors, which consists of Messrs. Graff, Morris, Simpson, Skaggs, and Thomas, each of whom is an outside director, met three times during fiscal 1997. The functions of the Compensation/Nomination Committee are to review and make recommendations concerning the compensation of officers and other key management personnel, including the granting of stock options and the nomination of directors.

                     COMPENSATION OF OFFICERS AND DIRECTORS

      The following table sets forth a summary of compensation for the fiscal year ended December 31, 1997, paid by the Company to the Company's Chief Executive Officer, Donald J. Douglass and the six highest paid executive officers of the Company, as well as the compensation paid to each such individual during the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                    COMPEN-
                                                                    SATION
                                      ANNUAL COMPENSATION           AWARDS
                                 -----------------------------    ----------
                                                                  SECURITIES
                                                                   UNDERLYING     ALL OTHER
                                 FISCAL    SALARY       BONUS       OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR       ($)      ($)(1)(2)       (#)          ($) (3)
------------------------------   ------   ---------   ---------   ------------   ------------
Donald J. Douglass ...........     1997     200,000     105,000           --           85,673
  Chairman of the Board and ..     1996     200,000     180,000           --           18,370
  Chief Executive Officer ....     1995     200,000     180,000           --           18,370

Oran F. Logan ................     1997     200,000      85,000           --           57,906
  President and Chief ........     1996     196,667     185,000           --            7,121
  Operating Officer ..........     1995     186,666     175,000           --            7,121

Jim A. Smith(4) ..............     1997     136,668      40,700           --            4,675
  Executive Vice President and     1996      94,583        --           20,000           --
  Chief  Financial Officer

Robert H. George .............     1997      93,000      22,070           --            2,820
  Vice President, Secretary, .     1996      90,000      21,915           --            2,310
  and Treasurer ..............     1995      87,000      21,760           --            2,400


Geoffrey Davies ..............     1997     100,173      43,711           --           11,555(5)
  Managing Director ..........     1996      86,695      31,210          5,000         10,849(5)
  Alamo Group (EUR) Ltd. .....     1995      80,636      26,322          8,000          9,811(5)

Ian Burden (6) ...............     1997      95,000      29,100           --            3,184
  Vice President .............     1996      92,000      22,100           --            2,622
  Alamo Industrial Marketing .     1995      90,000      14,000           --            2,925

John C. Moon(6) ..............     1997      88,333      28,100           --              825
  Vice President .............     1996      83,333      22,100          5,000          3,345
  Agricultural Marketing .....     1995      78,333      29,920           --            3,621

------------
(1) Bonuses for 1997 include an Objective Bonus earned in 1997 but not paid until 1998 and discretionary bonuses paid in 1997.

(2) 1996 and 1995 include discretionary bonuses approved and paid in those years.

(3) The amounts represent the employer's contribution to the Alamo Group (USA) Inc. tax-qualified retirement plan the "401(k) Plan" . In the case of Mr. Douglass and Mr. Logan, the amounts include 401K restoration payments in Fiscal 1997 of $65,873 and $49,889 respectively and life insurance premiums paid by the Company in the amount of $13,600 and $2,494, respectively, for each of Fiscal 1995, 1996 and 1997.

(4) Mr. Smith was employed in April, 1996,and his base annual salary was $130,000.

(5) The amount reflects Alamo Group (EUR) Ltd. contribution to Mr. Davies' retirement plan in the United Kingdom.

(6) Mr. Burden and Mr. Moon are Vice Presidents-Marketing of Alamo Group (USA) Inc., a wholly-owned subsidiary of the Company.

                      OPTION GRANTS IN LAST FISCAL YEAR

      No stock options were granted in 1997.

                         AGGREGATED OPTION EXERCISES IN
                  LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                NUMBER OF
                                                                SECURITIES               VALUE OF
                                                                UNDERLYING              UNEXERCISED
                                  SHARES                        UNEXERCISED             IN-THE-MONEY
                                 ACQUIRED                       OPTIONS AT               OPTIONS AT
                                    ON           VALUE           FY-END (#)               FY-END ($)
                                 EXERCISE       REALIZED       EXERCISABLE(E)/          EXERCISABLE (E)/
           NAME                     (#)          ($)(1)        UNEXERCISABLE(U)        UNEXERCISABLE (U)(2)
--------------------------     ------------   ------------     ----------------       ----------------------
      Donald J. Douglass .         80,000        630,000           20,000 E                203,750 E
                                                                        - U                      - U

      Oran F. Logan ......         85,000        666,875           27,500 E                276,406 E
                                                                        - U                      - U
      Jim A. Smith .......          1,000            625            7,000 E                 20,563 E
                                                                   12,000 U                 35,250 U

      Robert H. George ...            750          5,024            4,950 E                 41,362 E
                                                                      600 U                  3,785 U

      Geoffrey Davies ....            150          1,106              600 E                  5,813 E
                                                                        - U                      - U

      Ian Burden .........            400          1,598            5,200 E                 32,799 E
                                                                    1,600 U                 10,092 U

      John C. Moon .......          1,250          9,219            7,850 E                 65,062 E
                                                                    1,000 U                  6,308 U

------------
(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the exercise date.

(2) These figures were calculated assuming a fiscal year-end market price of $21.6875 per share.

DIRECTOR AND ADVISOR COMPENSATION

      Each director receives $1,000 for each meeting of the Board of Directors, and $500 for each meeting of any committee thereof which does not occur on the same day as the Board meeting, attended by the director. The Company pays directors who are not employees of the Company an additional $6,000 per year. All payments to directors are subject to an annual aggregate limit of $16,000 in fees per director, exclusive of expense reimbursements. Directors are reimbursed for reasonable expenses incurred as a result of attending meetings of the Board or committees thereof. Mr. Thomas' fees are paid directly to his employer, Capital Southwest.

      The Company employs certain advisors, namely Messrs. H. Norman Abramson, Stanley L. Blend, Robert R. Lende, and Donald K. Rice, to advise the Board of Directors on certain business matters. For their services, each of the advisors, except Donald K. Rice, receives $2,000 per year plus an additional $1,000 for each meeting of the Board of Directors and $500 for each meeting of any committee thereof which does not occur on the same day as the Board meeting, attended by the advisor, subject to an annual aggregate limit of $8,000 in fees per advisor, exclusive of expense reimbursements. Mr. Rice receives no fees for his services. Advisors are also reimbursed for all reasonable expenses relating to their attendance at meetings of the Board of Directors or any committees thereof.

EMPLOYMENT AGREEMENTS

      All executive officers of the Company serve at the discretion of the Board of Directors. The executive officers are appointed to their positions by the Board until the next annual meeting of directors or until their successors have been duly qualified and elected.

      The advisors serve pursuant to annual contracts that are renewable annually at the discretion of the Compensation/Nomination Committee of the Board of Directors. The advisors agree to use reasonable efforts to attend meetings of the Board of Directors and to spend an additional four business days in each fiscal year consulting or advising the Company with regard to any questions or problems that may arise. Each advisor contract contains a confidentiality agreement that impose certain restrictions on the advisor and an agreement by the Company to indemnify the advisor to the fullest extent provided by Delaware corporate law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 1990 and 1997, the Company loaned $700,000 and $270,000 respectively to Mr. Douglass. In 1997, the Company loaned $310,000 to Mr. Logan. Proceeds from these loans were used to pay personal income taxes resulting from the exercise of non-qualified options. The principal balance bears interest at the mid-term Applicable Federal Rate and is payable quarterly. On December 31, 1991, pursuant to approval of the Board of Directors, the 700,000 note was renewed with a maturity date of December 31, 1999. Mr. Douglass's and Mr. Logan's notes for $270,000 and $310,000, respectively, mature on December 31, 2006. Mr. Douglass's loans are secured by 100,000 shares of the Company's Common Stock. Mr. Logan's loan is secured by 23,000 shares of the Company's Common Stock.

      The Company has adopted the Executive Loan Program of 1991 (the "Loan Program") pursuant to which the Company may make loans from time to time to the Chief Operating Officer, any Vice President or any other employee of the Company designated by the Compensation/Nomination Committee of the Board of Directors ("Qualified Borrowers") to purchase stock of the Company. All loans are secured by the pledge of the shares being purchased. Under the Loan Program, the maximum aggregate amount which the Chief Operating Officer may borrow is $400,000 and the maximum aggregate amount any other Qualified Borrower may borrow is $200,000. Each loan under the Loan Program bears interest, payable quarterly, at the base rate of interest as published by NationsBank of Texas, N.A. As of the date hereof, there is outstanding under the Loan Program a total of $20,500 from Mr. George and an aggregate of $25,569 from all other Qualified Borrowers.

      The Company pays the premiums for life insurance policies in the face amount of $500,000 and $250,000 for Mr. Douglass and Mr. Logan, respectively. In the event of the death of either Mr. Douglass or Mr. Logan, the proceeds from the applicable insurance policy will be applied to the payment of any outstanding loans the decedent may have from the Company, with the balance, if any, going to his estate.

      Management believes that the transactions described above were on terms no less favorable to the Company than otherwise available from unaffiliated third parties. Any future transactions between the Company and its officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to the Company than those reasonably obtainable from third parties and will be approved or ratified by a majority of the Company's independent directors.

               REPORT OF THE COMPENSATION/NOMINATION COMMITTEE

      THE FOLLOWING PARAGRAPHS CONSTITUTE THE REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS (THE "COMMITTEE") ON EXECUTIVE COMPENSATION POLICIES. IN ACCORDANCE WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, THIS REPORT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY STATEMENTS OR REPORTS FILED BY THE COMPANY WITH THE SEC THAT DO NOT SPECIFICALLY INCORPORATE THIS REPORT BY REFERENCE.

       The goals of the Company's compensation programs are to attract, retain and motivate competent executive officers and key managers who have the experience and ability to contribute materially to the long-term success of the Company. The principal elements of compensation for the executive officers and key managers are base salary, bonus payments and stock options.

      In April 1997, the Committee reviewed and approved base salaries effective May 1, 1997, for each of the executive officers and key managers on an individual basis, taking into consideration individual contributions to the Company's performance, length of tenure with the Company, surveys of compensation levels of comparable positions and internal equities among positions. Among other things, the Committee considered each officer and key manager's contributions to the success of the Company's business in recent years and to its foundations for sustained earnings growth, as well as each participant's role in achieving a higher level of customer satisfaction, increased market penetration, and efficient utilization of assets and employees in his area of responsibility.

      During 1997, the Committee, in its discretion, determined that the Chief Executive Officer and Chief Operating Officer would not receive a cash bonus based upon the Company's performance in 1996, and similarly other key managers' bonuses would be materially reduced.

      From time to time, the Committee has also granted stock options to executive officers and key managers/employees to align their long-term interests with those of stockholders. Such options are granted at an exercise price not less than the fair market value of the stock on the date of the grant and thus have no value unless the value of the Company's stock appreciates. The Committee believes that these options provide a significant incentive for the option holders to enhance the value of the Company's common stock by continually improving the Company's performance. During the three years ended December 31, 1997, options to purchase 56,000 shares were granted and options on 224,400 shares were available for grant at the end of 1997.

      In December 1997, the Committee established an Incentive Compensation Plan for the Chief Executive Officer, Chief Operating Officer, key managers and certain other designated key employees. The Incentive Compensation Plan comprises an Objective Incentive Compensation Component ("Objective ICC") and a Subjective Incentive Compensation Component ("Subjective ICC").

      The Objective ICC at Target represents two-thirds (2/3) of each participant's Target Bonus. Target earnings for the Company, or relevant operating unit earnings, are determined by the Committee based upon projected earnings and the Committee's judgment of a reasonable target, considering, in its discretion, the performance of comparable businesses, anticipated market conditions and appropriate goals for both earnings growth and return on capital. At the beginning of each year, a Target Bonus is established for each participant and approved by the Committee. Based upon the relationship of actual earnings to target earnings, a participant's actual Objective Bonus may range from zero to 175% of the Target Objective Bonus. The Target Objective Bonus is increased at the rate of three times any percentage by which actual earnings exceed target and reduced at the rate of five times any percentage short-fall. Objective Bonuses for a year are paid in February of the following year. The aggregate of all actual Objective Bonuses is subject to pro rata limitation to the extent necessary to prevent any such bonuses from causing the Company's annual net income to be less than fifteen percent of beginning shareholders' equity.

      The Subjective ICC at target represents one-third (1/3) of a participant's Target Bonus. The actual Subjective ICC Bonus is based upon a subjective evaluation of the participant's performance and progress in achieving goals and objectives. A participant's actual Subjective Bonus may range from zero to 100% of the Target Subjective Bonus and is paid in April of each year. Subjective Bonuses are not earned or paid, however, if actual earnings for the immediately preceding fiscal year are less than sixty percent of target earnings.

      The Committee established Target Bonuses for the years ended December 31, 1997 and December 31, 1998, expressed as a percentage of annual base salary, for the Chief Executive Officer and Chief Operating Officer are as follows:


                                      1997                      1998
                            ------------------------   ------------------------
                              Target        Target       Target        Target
                            Objective     Subjective   Objective     Subjective
                              Bonus         Bonus         Bonus        Bonus
                            ----------    ----------   ----------    ----------
CEO .....................      50%            _           50%           25%
COO .....................      40%            _           40%           20%

      The Committee, in its sole discretion, reserves the right to modify or terminate the Incentive Compensation Plans and/or discontinue payments under the Plans at any time and the Committee, in its sole discretion, is entitled to interpret the Plans.

Dated: March 27, 1998                           William R. Thomas, Chairman
                                                Joseph C. Graf
                                                David H. Morris
                                                O. S. Simpson, Jr.
                                                James B. Skaggs

                        STOCK PRICE PERFORMANCE GRAPH

      The following graph sets forth the cumulative total return to the Company's Stockholders during a 57 month period ended December 31, 1997, as well as the performance of an overall stock market index (S&P 500 Index) and the Company's selected peer group index (Russell 2000 Index).

      The Company believes that, at this point in its development, there does not exist a representative industry peer group of companies with a similar business segment profile. The Securities and Exchange Commission has indicated that companies may use a base other than industry or line of business for determining its peer group index, such as an index of companies with similar market capitalization. Accordingly, the Company has selected the Russell 2000 Index, a widely used small market capitalization index, to use as a representative peer group.


                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN

    Among S&P 500 Index, Russell 2000 Index, and Alamo Group Inc. ("ALG")

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                        RUSSELL
                                         2000
       PERIOD         S&P 500 INDEX      INDEX           ALG
  ------------------  --------------- ------------  --------------
  March  1993             100.00        100.00         100.00
  December 1993           107.70        117.63         139.38
  December 1994           109.12        115.48         146.28
  December 1995           150.13        148.27         166.99
  December 1996           184.60        172.74         162.72
  December 1997           246.19        211.49         210.74
-------------
Assumes $100.00 invested on March 18, 1993 in ALG stock or on February 28, 1993 in the S&P 500 Index or Russell 2000 Index including reinvestment of dividends

                      ITEM 2. APPOINTMENT OF AUDITORS

      The Board of Directors has appointed the firm of Ernst & Young LLP to examine the financial statements of the Company for the 1998 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Company's independent auditors. If Stockholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors recommends that the Stockholders approve the appointment of Ernst & Young LLP.

      VOTE REQUIRED. THE AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IS REQUIRED. ALL PROXIES WILL BE VOTED FOR ITEM 2. UNLESS A CONTRARY CHOICE IS INDICATED.

              THE BOARD HAS UNANIMOUSLY APPROVED APPOINTMENT OF
                                ERNST & YOUNG LLP
                 AND RECOMMENDS APPROVAL BY THE STOCKHOLDERS

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Donald J. Douglass, Chairman of the Board, filed a Form 4 seven days late reporting a purchase of stock. Joseph C. Graf, Director, failed to file a Form 4 to report stock sold in December, 1997 by his Charitable Remainder Unitrust, but timely filed a form 5.

                STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

      Proposals of Stockholders intended to be presented at the 1999 Annual Meeting must be received in writing by the Company at its principal executive offices not later than November 18, 1998. The Company's principal executive offices are located at 1502 E. Walnut St., Seguin, Texas, 78155. Please direct all such proposals to the attention of the President of the Company.

                               PROXY SOLICITATION

      The cost of soliciting proxies will be borne by the Company. Proxies may be solicited through the mail and through telephonic communications, or meetings with Stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

      The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

                                OTHER MATTERS

      No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of Stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of the Company.

      A copy of the Company's Annual Report on Form 10-K including financial statements filed with the Securities and Exchange Commission for the year ended December 31, 1997, is included in the Annual Report to Shareholders which accompanies these proxy materials. Copies of any exhibit(s) to the Form 10K will be furnished on request and upon the payment of the Company's expenses in furnishing such exhibit(s). Any request for exhibits should be in writing addressed to Robert H. George, Secretary, Alamo Group Inc., 1502 E. Walnut St., Seguin, Texas 78155.

                                    By Order of the Board of Directors

                                    Robert H. George
                                    Secretary
Dated:  March 27, 1998

                                ALAMO GROUP INC.

                  PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTOR

      The undersigned hereby appoints Donald J. Douglass, Oran F. Logan or Robert H. George any one of them, as proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Alamo Group Inc. to be held at 8:30 a.m. on the 6th floor of the NationsBank Plaza, 300 Canvent Street, San Antonio, Texas, Tuesday, April 28, 1998 on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 27, 1998 is acknowledged.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                             ^FOLD AND DETACH HERE^

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
                                                   ---

        ITEM 1. ELECTION OF CLASS I DIRECTORS FOR TERMS EXPIRING IN 2001:

     [ ] FOR all nominees     [ ] WITHHOLD AUTHORITY         Donald J. Douglass
                                  to vote for all nominees   Joseph C. Graf
                                  listed at right            Oran F. Logan
                                                             David H. Morris
                                                             O.S. Simpson, Jr.
                                                             James B. Skaggs
                                                             William R. Thomas

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
             WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

               ________________________________________________

        ITEM 2 - Proposal FOR ratification of appointments of Ernst & Young as the Company's auditors for 1998.

                 [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

        ITEM 3 - In thier discretion, upon such other business as may properly come before the meeting

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

        In the absence of such direction the proxy will be voted FOR the nominees listed in Item 1 and FOR the Proposal set forth in Item 2.

                                     I PLAN TO ATTEND THE MEETING [ ]

--------------------------------------------------------------------------------
                                    (Sign exactly as name(s) appears at left. If shares are held jointly, each holder should sign. If signing for an estate, trust or corporation, title or capacity should be stated.)

                                    Please date, sign and return this Proxy in the enclosed business envelope.

                                    Date ________________________________, 1998

                                    ____________________________________________

                                    ____________________________________________
                                              (SIGNATURE IF HELD JOINTLY)


                             ^FOLD AND DETACH HERE^